Exhibit 2.2

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND AMONG

MEREDITH HOLDINGS CORPORATION

MEREDITH CORPORATION

AND,

GRAY TELEVISION, INC.

Dated May 3, 2021

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SCHEDULES

Schedule 1.1(a) – RemainCo Contracts

Schedule 1.1(b) – RemainCo Entities

Schedule 1.1(c) – Shared Contracts

Schedule 1.1(d) – SpinCo Entities

Schedule 2.1(a) – Plan of Separation

Schedule 2.3(a) – RemainCo Assets

Schedule 2.3(b) – SpinCo Assets

Schedule 2.4(a) – RemainCo Liabilities

Schedule 2.4(b) – SpinCo Liabilities

Schedule 6.4(a) – RemainCo Assumed Actions

Schedule 6.8(b) – Intercompany Agreements and Intercompany Accounts

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of May 3, 2021 (this “Agreement”), is by and among Meredith Holdings Corporation, an Iowa corporation (“SpinCo”), Meredith Corporation, an Iowa corporation (the “Company”), and Gray Television, Inc., a Georgia corporation (“Parent”). Each of SpinCo, the Company, and Parent is sometimes referred to herein as a “party” and, collectively, as the “parties.”

W I T N E S S E T H:

WHEREAS, the Company, Parent, and Gray Hawkeye Stations, Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as May 3, 2021 (the “Merger Agreement”), providing for, among other things, the merger of the Company with and into Merger Sub, with the Company surviving such merger (the “Merger”) as a wholly-owned Subsidiary of Parent;

WHEREAS, on the terms and subject to the conditions contained herein, prior to the consummation of the Merger, the Company shall separate its operations into two independent publicly-traded companies by means of the Distribution (as defined below), all as more fully described in this Agreement and the agreements and actions contemplated by this Agreement (the “Separation”);

WHEREAS, in order to effect the Separation, immediately prior to the Effective Time (as defined in the Merger Agreement), the Company shall distribute, on a pro rata basis, (i) all of the issued and outstanding shares of SpinCo Common Stock (as defined below) owned by the Company to record holders of shares of common stock, par value $1.00 per share (“Company Common Stock”), of the Company and (ii) all of the issued and outstanding shares of SpinCo Class B Stock (as defined below) owned by the Company to record holders of shares of class B common stock, par value $1.00 per share (“Company Class B Stock”), of the Company (together, the “Distribution”);

WHEREAS, in connection with the Merger and the agreements contemplated thereby, including the Transactions (as defined below), the Company, for the benefit of SpinCo, has entered into the SpinCo Financing Commitment (as defined below) in order to, among other things, make the SpinCo Cash Payment (as defined below);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has approved the Separation;

WHEREAS, it is a condition to the Merger that, prior to the Effective Time, the Separation and Distribution and the SpinCo Cash Payment be consummated in accordance with the terms of this Agreement; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and the SpinCo Cash Payment and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the Distribution and the SpinCo Cash Payment and the relationship of the Company, SpinCo and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition and the definitions of “RemainCo Group” and “SpinCo Group,” “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Time of Distribution and for purposes of this Agreement and the other Transaction Documents, no member of the SpinCo Group shall be deemed to be an Affiliate of any member of the RemainCo Group, and no member of the RemainCo Group shall be deemed to be an Affiliate of any member of the SpinCo Group.

“Agreement” has the meaning set forth in the Preamble.

“Approvals or Notifications” means any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(i) all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(ii) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(vii) all deposits, letters of credit, performance bonds and other surety bonds;

(viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(ix) all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(x) all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(xi) all Internet URLs, domain names, social media handles and Internet user names;

(xii) all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(xiv) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(xv) all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(xvi) all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(xvii) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(xviii) all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(xix) Cash and Cash Equivalents, bank accounts, lock boxes and other deposit arrangements;

(xx) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(xxi) all goodwill as a going concern and other intangible properties.

“Cash and Cash Equivalents” means, as of any date of determination, all cash and cash equivalents determined in accordance with GAAP, all restricted cash (including cash in escrow accounts or which is otherwise subject to any other contractual or legal restriction that impairs the ability of the owner of such cash to freely transfer or use such cash for any lawful purpose) and all marketable securities.

“Closing Net Debt Amount” means the difference between (a) the Existing Indebtedness of the RemainCo Group as of immediately prior to the Effective Time (as defined in the Merger Agreement), including, without duplication, all unpaid principal and accrued and unpaid interest on the dates such Indebtedness will be retired, repaid, prepaid or redeemed in accordance with the

Merger Agreement, plus all unpaid repayment, prepayment, make-whole or redemption penalties, premiums or payments, breakage fees and unpaid fees and expenses that are payable in connection with the retirement, repayment, prepayment or redemption of the Indebtedness identified pursuant to Section 7.13(a) and Section 7.13(b) of the Merger Agreement, minus (b) the RemainCo Group’s Cash and Cash Equivalents as of the Effective Time. For the avoidance of doubt, the RemainCo Group’s Cash and Cash Equivalents shall include the full amount of the SpinCo Cash Payment actually paid to the RemainCo Group to the extent it is unrestricted cash of the RemainCo Group as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Class B Stock” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Warrants” means warrants to purchase Company Common Stock governed by the Warrant to Purchase Common Stock between the Company and KED MDP Investments, LLC, dated as of January 31, 2018.

“D&O Liabilities” means any Liabilities of the Company, the RemainCo Group, the SpinCo Group, or their respective Subsidiaries or Affiliates, whether arising before, at, or after the Time of Distribution, to indemnify or otherwise hold harmless any present or past director or officer of the Company, the RemainCo Group, the SpinCo Group, or their respective Subsidiaries or Affiliates, related to or arising under any action or omission taken by such Person acting in his or her capacity as a director, officer, or agent of the Company or its Subsidiaries, or as a director, officer, or agent of any other Person at the Company’s or its Subsidiaries’ direction, in each case during the period on or prior to the Effective Time.

“Deferred Payroll Taxes” means all payroll taxes attributable to calendar year 2020 and any Taxes payable by RemainCo or any of the RemainCo Group that (a) relate to the portion of the “payroll tax deferral period” (as defined in Section 2302(d) of the CARES Act) that occurs prior to the Closing and (b) are payable following the Closing, as permitted by Section 2302(a) of the CARES Act, similar law or executive order (together with all regulations and guidance related thereto issued by a Governmental Authority).

“Distribution” has the meaning set forth in the Recitals.

“Distribution Agent” means the distribution agent to be appointed by the Company to distribute to the Company’s shareholders, pursuant to the Distribution, the shares of SpinCo Common Stock and SpinCo Class B Stock held by the Company.

“Distribution Date” means the date on which the Distribution to the Company’s shareholders is effective.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement entered into by and between the Company and SpinCo on the date hereof.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time that reference is made.

“Existing Indebtedness” means, as of any date of determination, (i) the aggregate principal amount and accrued but unpaid interest outstanding of 6.500% Senior Secured Notes issued by the Company due 2025; (ii) the aggregate principal amount and accrued but unpaid interest outstanding of 6.875% Senior Notes issued by the Company due 2026; (iii) the aggregate principal amount and accrued but unpaid interest outstanding under the Credit Agreement dated January 31, 2018, as amended on October 26, 2018 (Amendment No. 1), February 19, 2020 (Amendment No. 2), June 22, 2020 (Amendment No. 3) and June 29, 2020 (Amendment No. 4), by and among the Company, as borrower, the financial institutions party thereto as lenders, and Royal Bank of Canada as administrative agent and collateral agent and (iv) the aggregate principal amount and accrued but unpaid interest of all other Indebtedness of the RemainCo Group outstanding as of immediately prior to the Effective Time.

“Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities, pandemics, epidemics or disease outbreaks (including COVID) or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources. Notwithstanding the foregoing, the receipt by a party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable and such party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” means the registration statement on Form 10 filed by SpinCo with the SEC relating to the SpinCo Common Stock, as amended from time to time.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means the RemainCo Group or the SpinCo Group, as the context requires.

“Indebtedness” means the following liabilities and obligations of the RemainCo Group and without duplication: (a) indebtedness for money borrowed or advanced or monetary obligations evidenced by bonds, debentures, notes, or similar debt securities or similar obligations which are secured by a lien, (b) all liabilities in respect of leases that are, or are required to be, capitalized in accordance with GAAP (excluding any leases that would have been treated as operating leases before giving effect to ASC Topic 842), (c) liabilities or obligations to reimburse a bank or other person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, in each case to the extent drawn, (d) liabilities and obligations for any deferred purchase price, contingent payment, earn-out or similar obligation payable by the RemainCo Group (whether as of, prior to or following the date hereof), (e) obligations under hedging, swap, derivative financial instrument or similar arrangements, including interest rate swaps, (f) Deferred Payroll Taxes, (g) liabilities and obligations for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with the retirement or prepayment of any of the liabilities contemplated by clauses (a) through (f) above, (h) to the extent not otherwise included, any obligation by the RemainCo Group to be liable for, or to pay, as obligor or guarantor, on Indebtedness of the type referred to in clauses (a) through (f) above, and (i) any declared but unpaid dividends or distributions (excluding any such dividends or distributions to be made pursuant to and in accordance with the terms and conditions of the Plan of Separation); provided that “Indebtedness” shall take into consideration any such liabilities contemplated by clauses (a) through (h) above triggered by the consummation of the transactions contemplated hereby. For purposes of Article I of this Agreement, “Indebtedness” shall mean Indebtedness, as defined above, outstanding after giving effect to the Separation and Distribution and as of immediately prior to the Effective Time. For the avoidance of doubt, “Indebtedness” does not include ordinary course accounts payable or trade payables.

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Indemnity Payment” has the meaning set forth in Section 5.4(a).

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Insurance Proceeds” means those monies (i) received by an insured from an insurance carrier, (ii) paid by an insurance carrier on behalf of the insured or (iii) received (including by way of set off) from any third Person in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“IRS” means the United States Internal Revenue Service.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any third Person product liability claim), demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Meredith Foundation” means the business and operations conducted by the Meredith Corporation Foundation.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Minority Investment Entity” means each of the entities set forth on Section 1.1(c) of the Company Disclosure Letter to the Merger Agreement.

“MNI” means the business and operations conducted by MNI Targeted Media, Inc.

“NYSE” means the New York Stock Exchange.

“Parent” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

“Plan of Separation” has the meaning set forth in Section 2.1(a).

“Record Date” means the close of business on the date to be determined by the Company Board of Directors as the record date for the Distribution in accordance with the terms and conditions of this Agreement, applicable Law, and the rules and regulations of the NYSE and notified by the Company to Parent.

“RemainCo Assets” has the meaning set forth in Section 2.3(a).

“RemainCo Assumed Actions” has the meaning set forth in Section 6.4(a)(ii).

“RemainCo Business” means the business and operations conducted by (i) the Local Media Group segment of the Company and its Subsidiaries identified in Schedule 1.1(b), which prior to the Distribution own and operate the broadcast television stations and businesses set forth on Schedule 1.1(b), provided, that for the avoidance of doubt and notwithstanding the foregoing, the RemainCo Business shall not include the business or operations conducted prior to the Distribution by MNI, the Meredith Foundation, the National Media Group segment of the Company or the Corporate segment of the Company or by any other Subsidiaries not identified in Schedule 1.1(b). For the avoidance of doubt, the RemainCo Business shall exclude any SpinCo Asset or SpinCo Liability.

“RemainCo Confidential Information” has the meaning set forth in Section 6.2(b).

“RemainCo Contracts” means any contract, agreement, arrangement, commitment or understanding (including any licenses, leases, addenda and similar arrangements), whether or not in writing, to the extent that it relates to the RemainCo Business, including any contract, agreement, arrangement, commitment or understanding listed or described on Schedule 1.1(a) (or any applicable licenses, leases, addenda and similar arrangements thereunder as described on Schedule 1.1(a)).

“RemainCo Entities” means the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule 1.1(b).

“RemainCo Group” means (i) the Company, (ii) each Person that will be a Subsidiary of the Company after the Separation and the Distribution, including the RemainCo Entities and (iii) each Person that is a controlled Subsidiary of the Company or a Minority Investment Entity of the Company immediately after the Distribution Date or that becomes a controlled Subsidiary of the Company or a Minority Investment Entity of the Company after the Distribution Date; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed a member of the RemainCo Group. For the avoidance of doubt, Parent and its Subsidiaries (other than the Company and the RemainCo Entities and the Minority Investment Entities of the Company) are not members of the RemainCo Group.

“RemainCo Indemnified Parties” has the meaning set forth in Section 5.2.

“RemainCo Liabilities” has the meaning set forth in Section 2.4(a).

“RemainCo Portion” has the meaning set forth in Section 2.8.

“Representatives” has the meaning set forth in Section 6.2(a).

“Required Approvals” has the meaning set forth in Section 2.6(a).

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any other nature.

“Separation” has the meaning set forth in the Recitals.

“Shared Contract” means any contract or agreement of any member of either Group that relates in any material respect to both the RemainCo Business and the SpinCo Business, including the contracts and agreements set forth on Schedule 1.1(c), but excluding any contract or agreement to the extent that SpinCo will be providing services related thereto pursuant to the Transition Services Agreement (which contracts shall be assigned to SpinCo); provided that Company may, in good faith, update this Schedule following the date hereof and prior to the Separation and Distribution.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Assets” has the meaning set forth in Section 2.3(b).

“SpinCo Assumed Actions” has the meaning set forth in Section 6.4(a)(i).

“SpinCo Business” means the business and operations conducted by the Company and its Subsidiaries prior to the Distribution other than the RemainCo Business, provided, that for the avoidance of doubt, the SpinCo Business shall include the business of operations conducted by MNI, the Meredith Foundation and the National Media Group segment of the Company and its Subsidiaries prior to the Distribution and shall include the Corporate segment of the Company and its Subsidiaries prior to the Distribution. For the avoidance of doubt, SpinCo Business shall exclude any RemainCo Asset or RemainCo Liability.

“SpinCo Cash Payment” has the meaning set forth in Section 2.2.

“SpinCo Class B Stock” means shares of class B common stock, par value $1.00 per share, of SpinCo, which stock shall have voting rights that are identical to the voting rights of Company Class B Stock.

“SpinCo Common Stock” means shares of common stock, par value $1.00 per share, of SpinCo, which stock shall have voting rights that are identical to the voting rights of Company Common Stock.

“SpinCo Confidential Information” has the meaning set forth in Section 6.2(a).

“SpinCo Entities” means MNI, the Meredith Corporation Foundation, SpinCo and any Subsidiary or Minority Investment Entity of the Company that is not a RemainCo Entity, including the entities, the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule 1.1(d).

“SpinCo Financing” has the meaning set forth in the Merger Agreement.

“SpinCo Financing Commitment Letter” has the meaning set forth in the Merger Agreement.

“SpinCo Group” means (i) SpinCo, (ii) each Person that will be a Subsidiary or Minority Investment Entity of SpinCo after the Separation and the Distribution, including the SpinCo Entities and (iii) each Person that is a controlled Subsidiary or Minority Investment Entity of SpinCo immediately after the Distribution Date or that becomes a controlled Subsidiary or Minority Investment Entity of SpinCo after the Distribution Date; provided, however, that no director, officer, employee, agent or other representative of any of the foregoing who is a natural person shall be deemed to be a member of the SpinCo Group.

“SpinCo Indemnified Parties” has the meaning set forth in Section 5.3.

“SpinCo Lenders” means the agents, arrangers, lenders and other entities that have committed to provide or arrange the SpinCo Financing, including the parties to the SpinCo Financing Commitment Letter or any related engagement letter in respect of the SpinCo Financing or to any joinder agreements, credit agreements, indentures, notes, purchase agreements or other agreements entered pursuant thereto, together with their Affiliates and their and their Affiliates’ respective current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

“SpinCo Liabilities” has the meaning set forth in Section 2.4(b).

“SpinCo Portion” has the meaning set forth in Section 2.8.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Target Net Debt Amount” means an amount equal to $1,975,000,000, which shall be decreased as set forth in Section 10.4 of the Merger Agreement, as applicable. The Target Net Debt Amount will be increased by the sum of (A) the product of (x) $14.51 and (y) 511,600 less the number of Company RSUs and Company Share-Based Awards actually issued by the Company between the date hereof and the Closing Date and (B) the amount by which the aggregate Merger Consideration actually paid pursuant to Section 2.11(a) (Company Stock Options) is less than $11,505,229 (the “Target Company Stock Option Merger Consideration”); provided that the Target Net Debt Amount shall be decreased by (C) the amount by which the aggregate Merger Consideration actually paid pursuant to Section 2.11(a) (Company Stock Options) is greater than the Target Company Stock Option Merger Consideration.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement entered into by and among SpinCo, Parent and the Company on the date hereof.

“Third Party Claim” has the meaning set forth in Section 5.5(a).

“Time of Distribution” means the time at which the Distribution occurs on the Distribution Date, which shall be determined by the Company Board of Directors.

“Transaction Documents” means this Agreement, the Merger Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Transfer Documents.

“Transaction Expenses” means all of the SpinCo Group’s and the RemainCo Group’s (as such group exists as of the Distribution) fees and expenses of legal counsel, brokers, finders, consultants, experts, advisors and investment bankers incurred by or on behalf of, or to be paid by, any such Person in connection with the transactions contemplated by this Agreement, the Merger Agreement and the other Transaction Documents (which, for avoidance of doubt, shall include any fees, costs or expenses associated with the obtaining or making of the Required Approvals and the fees, costs or expenses associated with the SpinCo Financing Commitment Letter).

“Transactions” means, collectively, (i) the Separation, (ii) the Distribution, (iii) the SpinCo Cash Payment and (iv) all other transactions contemplated by this Agreement or any other Transaction Document.

“Transfer Documents” means the documents executed by SpinCo, the Company or their applicable Affiliates or Subsidiaries in connection with the transactions contemplated by Article II of this Agreement.

“Transition Services Agreement” means the Transition Services Agreement entered into by and among SpinCo, Parent and the Company on the date hereof.

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets; Assumption of Liabilities.

(a) Subject to the other terms and conditions of this Agreement, prior to the Distribution, the Company, in reasonable consultation with Parent, shall effect the steps of the plan and structure set forth on Schedule 2.1(a) (such plan and structure being referred to herein as the “Plan of Separation”), including:

(i) The Company shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to SpinCo or certain Persons designated by SpinCo who are or will become members of the SpinCo Group, and SpinCo or such Persons shall accept from the Company and its applicable Subsidiaries, all of the Company’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all SpinCo Assets;

(ii) SpinCo shall, and shall cause its applicable Subsidiaries to, assign, transfer, convey and deliver to the Company or certain Persons designated by the Company who are or will become members of the RemainCo Group, and the Company or such Persons shall accept from SpinCo and its applicable Subsidiaries, all of SpinCo’s and such Subsidiaries’ respective direct or indirect right, title and interest in and to all RemainCo Assets;

(iii) subject to Section 2.6(c), SpinCo and certain Persons designated by SpinCo who are or will become members of the SpinCo Group shall assume all the SpinCo Liabilities. SpinCo and such Persons shall be responsible for all SpinCo Liabilities, regardless of when or where such SpinCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such SpinCo Liabilities are asserted or determined (including any SpinCo Liabilities arising out of claims made by the Company’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the RemainCo Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates; and

(iv) subject to Section 2.6(c), the Company and certain Persons designated by the Company who are or will become members of the RemainCo Group shall assume all the RemainCo Liabilities. The Company and such Persons shall be responsible for all RemainCo Liabilities, regardless of when or where such RemainCo Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Distribution Date, regardless of where or against whom such RemainCo Liabilities are asserted or determined (including any RemainCo Liabilities arising out of claims made by the Company’s or SpinCo’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the RemainCo Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) In furtherance of the assignment, transfer, conveyance and delivery of the SpinCo Assets and the assumption of the SpinCo Liabilities in accordance with Section 2.1(a)(i) and Section 2.1(a)(iii), on the date that such SpinCo Assets are assigned, transferred, conveyed or delivered or such SpinCo Liabilities are assumed (i) the Company shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Company and its Subsidiaries’ (other than SpinCo and its Subsidiaries) right, title and interest in and to the SpinCo Assets to SpinCo and its Subsidiaries, and (ii) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the SpinCo Liabilities by SpinCo and its Subsidiaries. All such Transfer Documents to be executed and delivered by the Company or its Subsidiaries, on the one hand, or SpinCo or its Subsidiaries, on the other hand, shall be subject to the prior review of and consent by Parent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(c) In furtherance of the assignment, transfer, conveyance and delivery of the RemainCo Assets and the assumption of the RemainCo Liabilities in accordance with Section 2.1(a)(ii) and Section 2.1(a)(iv), on the date that such RemainCo Assets are assigned, transferred, conveyed or delivered or such RemainCo Liabilities are assumed (i) SpinCo shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of SpinCo’s and its Subsidiaries’ right, title and interest in and to the RemainCo Assets to the Company and its Subsidiaries, and (ii) the Company shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the RemainCo Liabilities by the Company and its Subsidiaries. All such Transfer Documents to be executed and delivered by the Company or its Subsidiaries, on the one hand, or SpinCo or its Subsidiaries, on the other hand, shall be subject to the prior review of and consent by Parent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(d) If at any time or from time to time (whether prior to or after the Time of Distribution), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any Asset or Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall, as applicable, promptly transfer or accept, or cause to be transferred or accepted, such Asset or Liability, as the case may be, to the Person entitled to such Asset or responsible for such Liability, as the case may be. Prior to any such transfer, the Person receiving, possessing or responsible for such Asset or Liability shall be deemed to be holding such Asset or Liability, as the case may be, in trust for any such other Person.

(e) SpinCo hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the SpinCo Assets to any member of the SpinCo Group.

(f) The Company hereby waives compliance by each and every member of the SpinCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the RemainCo Assets to any member of the RemainCo Group.

2.2 SpinCo Cash Payment. For purposes of this Agreement, the “SpinCo Cash Payment” shall mean a distribution or payment from SpinCo or another member of the SpinCo Group to the Company or the applicable member of the RemainCo Group, as directed by the Parent in consultation with the Company and in accordance with the Plan of Separation, of an amount equal to the amount that will result in the Closing Net Debt Amount being equal to the Target Net Debt Amount. The Company shall (a) cause SpinCo to make the SpinCo Cash Payment to the account or accounts of the Company or such other member of the RemainCo Group as mutually directed by the Parent and the Company in accordance with the Plan of Separation, in immediately available funds, on the Closing Date, immediately prior to the Distribution and substantially concurrently with the consummation of the Distribution and the Merger, and (b) use the SpinCo Cash Payment as directed by Parent in consultation with the Company to satisfy Liabilities under the Existing Indebtedness as determined pursuant to Section 7.13(a) and Section 7.13(b) of the Merger Agreement.

2.3 Assets.

(a) For purposes of this Agreement, “RemainCo Assets” shall mean (without duplication):

(i) all Assets of the RemainCo Group or the SpinCo Group as of the Time of Distribution that relate primarily to the RemainCo Business (which, notwithstanding anything to the contrary contained herein, shall include all Assets located at the Company Stations and all related premises), including the Assets listed or described on Schedule 2.3(a), as determined by the Company in good faith;

(ii) all issued and outstanding capital stock of, or other equity interests in, any Subsidiaries in the RemainCo Group, including the RemainCo Entities;

(iii) all RemainCo Contracts and the rights related to the RemainCo Portion of any Shared Contract;

(iv) all other Assets of the Company and its Subsidiaries sufficient to allow the RemainCo Group to conduct its business as currently conducted from and after the Closing (as defined in the Merger Agreement) (excluding Assets primarily relating to the Corporate segment and any Shared Contract and to the extent that SpinCo will be providing related services pursuant to the Transition Services Agreement);

(v) the proceeds of the SpinCo Cash Payment to be distributed from SpinCo to the RemainCo Group in accordance with the terms of this Agreement; and

(vi) all Assets of the SpinCo Group or the RemainCo Group that are expressly provided by this Agreement or any other Transaction Document to be RemainCo Assets.

Notwithstanding the foregoing, the RemainCo Assets shall not in any event include (i) any SpinCo Assets, (ii) the rights related to the SpinCo Portion of Shared Contracts, and (iii) any Assets that arise from the business or operations of the SpinCo Business as determined by the Company in good faith (unless otherwise expressly provided in this Agreement).

(b) For the purposes of this Agreement, “SpinCo Assets” shall mean (without duplication) all Assets of the SpinCo Group or the RemainCo Group as of the Time of Distribution, other than the Assets identified in Section 2.3(a)(i), (ii), (iii), (iv), (v) and (vi), including:

(i) the Assets listed or described on Schedule 2.3(b);

(ii) the corporate name “Meredith Corporation” and the Meredith Corporation NYSE ticker symbol (MDP);

(iii) all issued and outstanding capital stock of, or other equity interests in, any Subsidiaries in the SpinCo Group, including the SpinCo Entities;

(iv) the rights related to the SpinCo Portion of any Shared Contract; and

(v) all Assets of the SpinCo Group or the RemainCo Group that are expressly provided by this Agreement or any other Transaction Document to be SpinCo Assets.

Notwithstanding the foregoing, the SpinCo Assets shall not in any event include (i) the rights related to the RemainCo Portion of Shared Contracts and (ii) any Assets that arise from the business or operations of the RemainCo Business as determined by the Company in good faith (unless otherwise expressly provided in this Agreement).

2.4 Liabilities.

(a) For the purposes of this Agreement, “RemainCo Liabilities” shall mean (without duplication):

(i) all Liabilities to the extent relating to, arising out of or resulting from, in each case whether arising before, at or after the Time of Distribution:

(1) the operation or conduct of the RemainCo Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the RemainCo Business);

(2) the operation or conduct of the RemainCo Business or any other business conducted by the Company or any other member of the RemainCo Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(3) any terminated, divested or discontinued businesses or operations of the RemainCo Business; or

(4) the RemainCo Assets;

(ii) the obligations related to the RemainCo Portion of any Shared Contract;

(iii) all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed or retained by the Company or any member of the RemainCo Group (including any indemnification obligations owed by the Company to SpinCo under any other Transaction Document);

(iv) subject to Section 2.2, all Liabilities (including, for the avoidance of doubt, all principal, accrued and unpaid interest, repayment, prepayment, make-whole or redemption penalties, premiums or payments, breakage fees and unpaid fees and expenses) pursuant to the Existing Indebtedness and other Indebtedness (to the extent taken into account in the calculation of Existing Indebtedness), if applicable; provided that for the avoidance of doubt, any Liabilities, fees, costs or expenses under or in connection with the SpinCo Financing (as such term is defined in the Merger Agreement) shall be SpinCo Liabilities and shall not constitute RemainCo Liabilities;

(v) the RemainCo Assumed Actions; and

(vi) those Liabilities set forth on Schedule 2.4(a).

provided, however, that RemainCo Liabilities shall not include (i) the obligations related to the SpinCo Portion of any Shared Contract or (ii) the SpinCo Liabilities.

(b) For the purposes of this Agreement, “SpinCo Liabilities” shall mean (without duplication) all of the Liabilities of the Company, SpinCo or any member of the SpinCo Group or RemainCo Group (as such Group exists as of the Time of Distribution), other than the Liabilities identified in Section 2.4(a)(i), (ii), (iii), (iv), (v) and (vi), which SpinCo Liabilities shall include, without limitation:

(i) except as otherwise expressly set forth in any Transaction Document, all Liabilities to the extent relating to, arising out of or resulting from any SpinCo Assets or the operation or conduct of the SpinCo Business whether arising before, at or after the Time of Distribution;

(ii) the obligations related to the SpinCo Portion of any Shared Contract;

(iii) all Liabilities expressly provided by this Agreement or any other Transaction Document to be assumed or retained by SpinCo or any other member of the SpinCo Group (including any indemnification obligations owed by SpinCo to the Company under any other Transaction Document);

(iv) all Liabilities (including, for the avoidance of doubt, any related interest or fees, costs or expenses) pursuant to the SpinCo Financing Commitment Letter;

(v) all Liabilities of the RemainCo Group (as such group exists as of the Time of Distribution) in respect of shareholder and securities litigation and the administration thereof relating to the Form 10 and the Transaction Documents arising between the execution of the Merger Agreement and the Effective Time of the Merger (excluding any Liabilities to the extent relating to information supplied by Parent or any action or inaction by Parent, which for the avoidance of doubt shall be RemainCo Liabilities);

(vi) all employment related Liabilities of the Company or the RemainCo Group with respect to Employees who are not RemainCo Services Providers and/or Former RemainCo Service Providers (as defined in the Employee Matters Agreement), including any termination, severance, or similar Liabilities;

(vii) self-insured benefit plan expenses that are incurred but not reported (subject to the reimbursement provisions set forth in Sections 2.4 and 4.2 of the Employee Matters Agreement);

(viii) all Transaction Expenses;

(ix) those Liabilities set forth on Schedule 2.4(b);

(x) all Liabilities (including, for the avoidance of doubt, all principal, accrued and unpaid interest, make-whole payments, prepayment fees or penalties and breakage fees or other fees, costs or expenses) pursuant to the SpinCo Financing; provided that for the avoidance of doubt, any fees, costs or expenses in connection with the Parent Financing (as such term is defined in the Merger Agreement) shall not constitute SpinCo Liabilities;

(xi) the D&O Liabilities; and

(xii) any Liability of any member of the SpinCo Group or the RemainCo Group (as such group exists as of the Time of Distribution) that is not to be expressly assumed by a member of the RemainCo Group pursuant to Section 2.4(a) above.

provided, however, that SpinCo Liabilities shall not include the obligations related to the RemainCo Portion of any Shared Contract.

2.5 Transfer of Assets and Assumption of Liabilities from and After the Time of Distribution.

(a) To the extent any RemainCo Asset is transferred or assigned to, or any RemainCo Liability is assumed by, a member of the SpinCo Group at the Time of Distribution or is owned or held by a member of the SpinCo Group after the Time of Distribution, and to the extent any SpinCo Asset (including any funds to be transferred pursuant to Section 2.3(b)(vi)) is not transferred or assigned to, or any SpinCo Liability is not assumed by, a member of the SpinCo Group at the Time of Distribution or is owned or held by a member of the RemainCo Group after the Time of Distribution, from and after the Time of Distribution:

(i) SpinCo or the Company, as applicable, shall, and shall cause its applicable Subsidiaries to, promptly assign, transfer, convey and deliver to the other party or certain of its Subsidiaries designated by such party, and SpinCo or the Company, or such Subsidiaries, as applicable, shall accept from the Company or SpinCo and such applicable Subsidiaries, all of the Company’s or SpinCo’s or such Subsidiaries’ respective right, title and interest in and to such RemainCo Assets or SpinCo Assets; and

(ii) The Company or SpinCo, as applicable, or certain Subsidiaries of the Company or SpinCo designated by such party, shall promptly accept, assume and agree faithfully to perform, discharge and fulfill all such RemainCo Liabilities or SpinCo Liabilities in accordance with their respective terms.

(b) In furtherance of the assignment, transfer, conveyance and delivery of Assets and the assumption of Liabilities set forth in this Section 2.5, and without any additional consideration therefor: (A) the applicable party shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such party’s and its Subsidiaries’ right, title and interest in and to the applicable Assets to the other party and its Subsidiaries, and (B) the applicable party shall execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the applicable Liabilities by such party.

2.6 Approvals and Notifications.

(a) From and after the Time of Distribution, to the extent that the transfer or assignment of any Asset, the assumption of any Liability, the Separation or the Distribution requires any Approvals or Notifications (the “Required Approvals”), the parties will use their reasonable best efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Assets or assumption of any Liabilities would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation, or the Distribution, that has not been obtained or made by the Time of Distribution then, unless the parties hereto mutually shall otherwise determine, the transfer or assignment of such Assets or the assumption of such Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.

(c) If any transfer or assignment of any Asset or any assumption of any Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Distribution Date, whether as a result of the provisions of Section 2.6(b) or for any other reason, then, insofar as reasonably possible, the party shall, or shall cause its Affiliates retaining such Asset or such Liability to, as the case may be, thereafter hold such Asset or Liability, as the case may be, for the use and benefit of the Person entitled thereto (at the expense of such Person entitled thereto) until such Asset or Liability is transferred to the Person entitled thereto. In addition, for such period, the party or the Affiliate of a party retaining such Asset or such Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Person to whom such Asset is to be transferred or assigned, or which will assume such Liability, as the case may be, in order to place such Person in a substantially similar position as if such Asset or Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, as the case may be, is to inure from and after the Time of Distribution to such Person.

(d) If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Asset or the deferral of assumption of any Liability pursuant to Section 2.6(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Asset or the assumption of any Liability have been removed, the transfer or assignment of the applicable Asset or the assumption of the applicable Liability, as the case may be, shall be effected in accordance with the terms of this Agreement, the Merger Agreement and/or the applicable Transaction Document.

(e) Any Person retaining an Asset or Liability due to the deferral of the transfer or assignment of such Asset or the deferral of the assumption of such Liability, as the case may be, shall not be obligated, in connection with the foregoing and unless the parties have executed documentation providing for such asset or liability to be retained by such party pursuant to Section 2.6(b), to expend any money unless the necessary funds are advanced (or otherwise made available) by the Person entitled to the Asset or Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by such party entitled to such Asset or Liability.

2.7 Responsibility for Liabilities. If the Company or SpinCo is unable to obtain, or to cause to be obtained, any consent, substitution, approval, amendment or release required to transfer a Liability to the other party or its Affiliates as required by this Agreement or the other Transaction Documents, the applicable party shall or shall cause its applicable Affiliates to, continue to be bound by such agreement, lease, license or other obligation or Liability and, unless not permitted by the terms thereof or by Law, the other party shall, as agent or subcontractor for such party, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of such party thereunder from and after the Time of Distribution. The party required to assume such Liability pursuant to this Agreement or the other Transaction Documents shall indemnify the other party, and hold the other party and its Group harmless, against any Liabilities arising in connection therewith; provided, that pursuant hereto the party required to assume such Liability pursuant to this Agreement or the other Transaction Documents shall have no obligation to indemnify any party that has engaged in any knowing and intentional violation of Law, breach of contract, tort, fraud or misrepresentation in connection therewith after the Effective Time. The Indemnified Party shall cause each member of its Group without further consideration, to pay and remit, or cause to be paid or remitted, to the other party, promptly all money, rights and other consideration received by it or any member of its Group in respect of such performance (unless any such consideration is an Asset of such Group). If and when any such consent, substitution, approval, amendment or release shall be obtained or the obligations under such agreement, lease, license or other obligations or Liabilities shall otherwise become assignable or able to be novated, the Indemnified Party shall promptly assign, or cause to be assigned, all its obligations and other Liabilities thereunder or any obligations of any member of its Group to the other party without payment of further consideration and such other party shall, without the payment of any further consideration, assume such obligations in accordance with the terms of this Agreement and/or the applicable Transaction Document.

2.8 Shared Contracts. The parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the RemainCo Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the RemainCo Business (the “RemainCo Portion”), which rights shall be a RemainCo Asset and which obligations relating to the RemainCo Business shall be a RemainCo Liability and (b) a member of the SpinCo Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the RemainCo Business (the “SpinCo Portion”), which rights shall be a SpinCo Asset and which obligations shall be a SpinCo Liability. If the parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the parties shall, and shall cause their respective Group members to, cooperate in any lawful arrangement to provide that, following the Distribution and until the earlier of (x) the first anniversary of the Distribution Date (or the expiration date of the underlying contract, if longer) and (y) such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the RemainCo Group shall receive the interest in the benefits and obligations of the RemainCo Portion under such Shared Contract and a member of the SpinCo Group shall receive the interest in the benefits and obligations of the SpinCo Portion under such Shared Contract.

2.9 Disclaimer of Representations and Warranties. EACH OF PARENT, THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION DOCUMENT, NO PARTY TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO THE SUFFICIENCY OF THE ASSETS AND LIABILITIES TRANSFERRED OR ASSUMED HEREBY OR THEREBY FOR THE CONDUCT OF THE REMAINCO BUSINESS OR THE SPINCO BUSINESS, AS TO ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE

TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

THE DISTRIBUTION

3.1 Actions on or Prior to the Distribution Date. Subject to the other terms and conditions of this Agreement, prior to the Distribution:

(a) Filings. SpinCo and the Company shall prepare and, in accordance with applicable Law, file with the SEC the Form 10, including amendments, supplements and any such other documentation which is necessary or desirable to effectuate the Distribution, and SpinCo and the Company shall each use reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. SpinCo shall prepare, file with the SEC and cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by the Transaction Documents. SpinCo and the Company shall take all such action as may be necessary or appropriate under the securities or “blue sky” Laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution. Promptly after receiving a request from the Company, SpinCo shall prepare and file, and shall use reasonable best efforts to have approved and made effective, an application for the original listing on NYSE of the SpinCo Common Stock to be distributed in the Distribution, subject to official notice of distribution. The Company will provide Parent with a reasonable opportunity to review the foregoing filings by the Company or SpinCo (including the proposed final version to be mailed to shareholders), and all such filings and the final version to be mailed to shareholders shall be subject to the prior review and consent of Parent, which consent shall not be unreasonably withheld, delayed, or conditioned.

(b) The Distribution Agent. The Company shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Distribution.

(c) Transaction Documents. SpinCo, the Company and Parent shall enter into the Transaction Documents.

(d) Record Date. Subject to the terms and conditions of this Agreement, applicable Law, and the rules and regulations of the NYSE, the Company Board shall set the Record Date in accordance with the terms of this Agreement and establish any appropriate procedures in connection with the Distribution.

3.2 Timing of Distribution.

(a) Subject to Section 3.3 and to the Company’s ability to legally declare and pay the dividend represented by the Distribution at such time under applicable Law, the Company shall consummate the Separation and the Distribution as promptly as reasonably practicable after satisfaction (or, to the extent permitted by Law, waiver by the parties entitled to the benefit thereof) of all the conditions set forth in Section 3.3 (other than conditions that by their nature are to be satisfied as of the Closing Date and shall in fact be satisfied at such time).

(b) The Company shall be entitled to delay the Distribution until the later to occur (i) 10 days after the date on which the Distribution would otherwise occur pursuant to this Agreement to the extent necessary to comply with any NYSE rules relating to notices of record dates and dividends and (ii) the date on which the proceeds of the SpinCo Financing are available in full in accordance with the SpinCo Financing Commitment Letter.

3.3 Conditions Precedent to Distribution. In no event shall the Distribution occur unless each of the following conditions shall have been satisfied:

(a) each of the conditions to the closing of the Merger Agreement set forth in Article VIII thereof shall have been fulfilled or waived by the party for whose benefit such condition exists (other than the condition that the Distribution and the SpinCo Cash Payment shall have been consummated and those conditions that by their nature can only be satisfied at such closing of the transactions contemplated by the Merger Agreement; provided that such conditions are then capable of being satisfied) and Parent shall have confirmed to the Company in writing that it is prepared to consummate the Merger, subject only to the consummation of the Distribution and the SpinCo Cash Payment;

(b) each of the other Transaction Documents shall have been duly executed and delivered by the parties thereto, as applicable;

(c) the Separation shall have been substantially completed in accordance with the Plan of Separation;

(d) the SpinCo Financing shall have been consummated and funded in full in accordance with the SpinCo Financing Commitment Letter;

(e) the SpinCo Cash Payment shall have been made from SpinCo to the Company in accordance with the terms of this Agreement;

(f) the Form 10 filed with the SEC shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the information statement shall have been mailed to holders of Company Common Stock as of the Record Date;

(g) prior to the Distribution Date, such registration statements on Form S-8 as are necessary to register the equity awards of SpinCo held by or made available to directors and employees of SpinCo shall have been filed with the SEC;

(h) all actions and filings with respect to the SpinCo Common Stock and SpinCo Class B Stock necessary under applicable federal, state or foreign securities or “blue sky” Laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

(i) SpinCo shall have obtained an opinion from a nationally-recognized valuation or accounting firm or investment bank, as to the solvency of SpinCo and the Company after giving effect to the Distribution and the SpinCo Cash Payment in a form reasonably satisfactory to SpinCo and the Company;

(j) the SpinCo Common Stock to be delivered in the Distribution shall have been accepted for listing on the NYSE, subject to compliance with applicable listing requirements; and

(k) no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective preventing consummation of the Distribution or any of the Transactions or the Merger.

3.4 The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) on or prior to the Distribution Date, the Company shall deliver to the Distribution Agent for the benefit of holders of record of Company Common Stock and Company Class B Stock on the Record Date book-entry transfer authorizations for such number of the issued and outstanding shares of SpinCo Common Stock and SpinCo Class B Stock necessary to effect the Distribution, (ii) the Distribution shall be effective at the Time of Distribution and (iii) the Company shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Time of Distribution, to each holder of record of Company Common Stock and Company Class B Stock as of the Record Date, by means of a pro rata distribution, one (1) share of SpinCo Common Stock for every one (1) share of Company Common Stock so held and one (1) share of SpinCo Class B Stock for every one (1) share of Company Class B Stock so held. For the avoidance of doubt, all issued and outstanding shares of SpinCo Common Stock and SpinCo Class B Stock held by the Company shall be distributed to holders of Company Common Stock and Company Class B Stock as of the Record Date pursuant to the prior sentence. Following the Distribution Date, SpinCo agrees to provide all book-entry transfer authorizations for shares of SpinCo Common Stock and SpinCo Class B Stock that the Company or the Distribution Agent shall require in order to effect the Distribution.

3.5 Warrants. Each Company Warrant which is outstanding immediately prior to the Time of Distribution will be entitled to receive a pro rata distribution of SpinCo Common Stock pursuant to Section 3.4 based on the number of shares of Company Common Stock subject to the Company Warrant immediately prior to the Time of Distribution.

3.6 Corporate Name. Substantially concurrently with the Time of Distribution, the Company shall execute, or shall cause the execution of, such amended organizational documents with respect to each member of the RemainCo Group, as applicable, such that each member of RemainCo Group, as applicable, shall effect a change in its respective name to a name not containing the name “Meredith Corporation” or any variant thereof or any other intellectual property included in the SpinCo Assets. Substantially concurrently with the Time of Distribution, the Company shall, and shall cause its Subsidiaries to, file such amended organizational documents with the applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 3.6. Parent shall have the right to review and consent to all such amended organizational documents, which consent shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE IV

ACCESS TO INFORMATION

4.1 Agreement for Exchange of Information. After the Time of Distribution and until the seventh (7th) anniversary of the date of this Agreement, each of the Company and SpinCo, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs for a reasonable business purpose; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, competitively sensitive, violate any Law or agreement (including any confidentiality provisions contained in any such agreement) or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. For the avoidance of doubt, SpinCo and the Company shall be permitted to retain copies or originals, as the case may be, of all documents relating to the SpinCo Business and the RemainCo Business, respectively.

4.2 Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 4.1 shall be deemed to remain the property of the providing party, except where such Information is an Asset of the requesting party pursuant to the provisions of this Agreement or any other Transaction Document. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any Information requested or provided pursuant to Section 4.1.

4.3 Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs and expenses, if any, of creating, gathering and copying such Information to the extent that such costs are incurred in connection with such other party’s provision of Information in response to the requesting party; provided, in the event of any conflict between this Section 4.3 and Section 6.01 of the Tax Matters Agreement, Section 6.01 of the Tax Matters Agreement will control.

4.4 Record Retention.

(a) To facilitate the possible exchange of Information pursuant to this Article IV and other provisions of this Agreement after the Time of Distribution, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control in accordance with the policies or ordinary course practices of the Company in effect on the Distribution Date (including any Information that is subject to a “litigation hold” issued by either party prior to the Distribution Date) or such other policies or practices as may be reasonably adopted by, or are in effect for, the appropriate party after the Time of Distribution until such Information is seven (7) years old or until such later date as may be required by applicable Law. For the avoidance of doubt, from and after the Effective Time, the policies or practices applicable to any Information in the possession or control of the RemainCo Entities shall be the policies and practices of Parent.

(b) No party will destroy, or permit any of its Subsidiaries to destroy, any Information required to be retained by applicable Law.

(c) In the event of either party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 4.4, such party shall be liable to the other party solely for the amount of any monetary fines or penalties imposed or levied against such other party by a Governmental Authority (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Action, other than fines or penalties resulting from any claim of spoliation) as a result of such other party’s inability to produce Information caused by such inadvertent failure and, notwithstanding Section 5.2 and Section 5.3, shall not be liable to such other party for any other Liabilities.

4.5 Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct or fraud by the party providing such Information (and for the avoidance of doubt, the RemainCo Entities shall have no liability to the SpinCo Entities to the extent any such willful misconduct or fraud occurred prior to the Effective Time).

4.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in the Merger Agreement or any other Transaction Document.

(b) Any party that receives, pursuant to a request for Information in accordance with this Article IV, Information that is not relevant to its request shall (i) either promptly destroy such Information or promptly return it to the providing party (at the receiving party’s option) and (ii) promptly deliver to the providing party a certificate certifying that such Information was destroyed or returned, as the case may be, which certificate shall be signed by a duly authorized officer of the receiving party.

(c) When any Information provided by one Group to the other (other than Information provided pursuant to Section 4.4) is no longer needed for the purposes contemplated by this Agreement or any other Transaction Document or is no longer required to be retained by applicable Law, the receiving party will promptly, after request of the other party, either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

4.7 Production of Witnesses; Records; Cooperation.

(a) After the Time of Distribution, except in the case of an adversarial Action by one party hereto (or any member of such party’s Group) against another party hereto (or any member of such party’s Group) each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all reasonable out-of-pocket costs and expenses in connection therewith; provided, in the event of any conflict between this Section 4.7(a) and Section 6.01 of the Tax Matters Agreement, Section 6.01 of the Tax Matters Agreement will control.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents that may reasonably be required in connection with such defense, settlement or compromise, or the prosecution, evaluation or pursuit thereof, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The Indemnifying Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith; provided, in the event of any conflict between this Section 4.7(b) and Section 6.01 of the Tax Matters Agreement, Section 6.01 of the Tax Matters Agreement will control.

(c) For the avoidance of doubt, the provisions of this Section 4.7 are in furtherance of the provisions of Section 4.1 and shall not be deemed to in any way limit or otherwise modify the parties’ rights and obligations under Section 4.1.

4.8 Privileged Matters.

(a) The parties recognize that legal and other professional services that have been and will be provided prior to the Time of Distribution have been and will be rendered for the collective benefit of each of the members of the RemainCo Group and the SpinCo Group, and that each of the members of the RemainCo Group and the SpinCo Group that were in privity with the professional service provider should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. For purposes of this Section 4.8, privileges shall include the attorney-client privilege, the work product doctrine and any other legal principles and doctrines that protect information and documents from disclosure to third parties.

(b) The parties agree as follows:

(i) The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the RemainCo Business and not to the SpinCo Business, notwithstanding that the privileged Information might have been known to, in the possession of or under the control of any member of the SpinCo Group. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any RemainCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, notwithstanding that the privileged Information might have been known to, in the possession of or under the control of any member of the SpinCo Group; and

(ii) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to the SpinCo Business and not to the RemainCo Business, notwithstanding that the privileged Information might have been known to, in the possession of or under the control of any member of the RemainCo Group. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with any privileged Information that relates solely to any SpinCo Liabilities resulting from any Actions that are now pending or may be asserted in the future, notwithstanding that the privileged Information might have been known to, in the possession of or under the control of any member of the RemainCo Group.

(c) Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a joint privilege, each with the right to assert or waive any such joint privilege, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve the interests of both the RemainCo Group and the SpinCo Group and in respect of which both parties have Liabilities under this Agreement, and that no such joint privilege may be waived by either party without the consent of the other party. Subject to the restrictions set forth in this Section 4.8, the parties agree that they shall have a joint client privilege, each with the right to assert or waive a privilege with respect to its own communications, with respect to all privileges not allocated pursuant to Section 4.8(b) and all privileges relating to any Actions or other matters that involve the interests of both the RemainCo Group and the SpinCo Group and in respect of which both parties have potential Liabilities under this Agreement, and that a privilege may not be waived by either party as to joint communications without the consent of the other party.

(d) In the event of any Actions between the Company and SpinCo, or any members of their respective Groups, either party may waive a privilege or permit disclosure of Information with regard to joint communications in which the other party or member of such other party’s Group has a joint client privilege, without obtaining consent pursuant to Section 4.8(c); provided, that such waiver of a joint privilege or permission to disclose privileged Information shall be effective only as to the use of Information with respect to the Action between the parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the joint client privilege with respect to any third Person.

(e) If any dispute arises between the Company and SpinCo, or any members of their respective Groups, regarding whether a privilege should be waived or Information should be disclosed to protect or advance the interests of either the RemainCo Group or the SpinCo Group, each party agrees that it shall (i) negotiate with the other party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other party and (iii) not unreasonably withhold, condition or delay consent to any request for waiver or disclosure by the other party. Further, each party specifically agrees that it will not withhold its consent to the waiver of a privilege or disclosure of Information for any purpose except to protect its own legitimate interests.

(f) In furtherance of the parties’ agreement under this Section 4.8, the Company and SpinCo shall, and shall cause applicable members of their respective Group to, maintain their respective separate and joint privileges, including by forming joint defense and common interest agreements where necessary or useful for this purpose.

ARTICLE V

RELEASE AND INDEMNIFICATION

5.1 Release of Pre-Distribution Claims.

(a) Except as provided in (i) Section 5.1(c) and (ii) any Transaction Document, effective as of the Time of Distribution, SpinCo does hereby, for itself and each other member of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), release and forever discharge the Company and the other members of the RemainCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been shareholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Time of Distribution, including in connection with the Transactions and all other activities to implement the Separation, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(b) Except as provided in (i) Section 5.1(c) and (ii) any Transaction Document, effective as of the Time of Distribution, the Company does hereby, for itself and each other member of the RemainCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been shareholders, directors, officers, agents or employees of any member of the RemainCo Group (in each case, in their respective capacities as such), release and forever discharge SpinCo, the other members of the SpinCo Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Time of Distribution have been directors, officers, agents or employees of any member of the SpinCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Time of Distribution, including in connection with the Transactions and all other activities to implement the Separation, the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents.

(c) Nothing contained in Section 5.1(a) or Section 5.1(b) shall in any way limit any Person’s rights or remedies under the other provisions of this Agreement or the Transaction Documents or impair any right of any Person to enforce this Agreement or any other Transaction Document, in each case in accordance with its terms. In addition, nothing contained in Section 5.1(a) or Section 5.1(b) shall release any member of a Group from:

(i) any Liability provided in or resulting from any agreement among any members of the RemainCo Group or the SpinCo Group that is specified in Section 6.8 as not to terminate as of the Time of Distribution, or any other Liability specified in such Section 6.8 as not to terminate as of the Time of Distribution;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Document; or

(iii) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement or any of the other Transaction Documents.

(d) Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in Section 5.1(a) shall release SpinCo from any obligation to indemnify any past or present director, officer or employee of the Company, SpinCo or their respective Affiliates, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was or is entitled to such indemnification as set forth in this Agreement.

(e) SpinCo shall not make, and shall not permit any member of the SpinCo Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against the Company or any member of the RemainCo Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a). The Company shall not, and shall not permit any member of the RemainCo Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against SpinCo or any member of the SpinCo Group, or any other Person released pursuant to Section 5.1(b), with respect to any Liabilities released pursuant to Section 5.1(b).

(f) It is the intent of each of the Company and SpinCo, by virtue of the provisions of this Section 5.1, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Time of Distribution, between or among SpinCo or any member of the SpinCo Group and their respective directors, officers, agents or employees, on the one hand, and the Company or any member of the RemainCo Group and their respective directors, officers, agents or employees, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 5.1(c).

5.2 General Indemnification by SpinCo. Except as provided in Section 5.4, to the fullest extent permitted by applicable Law, from and after the Time of Distribution, SpinCo shall, and shall cause the other members of the SpinCo Group to, indemnify, defend and hold harmless the Company, each other member of the RemainCo Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RemainCo Indemnified Parties”), from and against any and all Liabilities of the RemainCo Indemnified Parties relating to, arising out of or resulting from, directly or indirectly any of the following items (without duplication): (i) any SpinCo Liability, (ii) except to the extent it relates to a RemainCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the SpinCo Group by any member of the RemainCo Group that survived following the Time of Distribution, (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 or the related information statement (as amended or supplemented if SpinCo shall have furnished any amendments or supplements thereto), or any other filings with the SEC or the FCC (as defined in the Merger Agreement) made in connection with the transactions contemplated by this Agreement, the Merger Agreement or the Transaction Documents (but excluding any such Liabilities to the extent relating to information supplied by Parent for inclusion in the Form 10, the related information statement or such other filings), and any Liabilities of the RemainCo Indemnified Parties relating to, arising out of or resulting from claims by any stockholders of the Company in connection with the Distribution, (iv) any termination, make-whole payments, prepayment fees or penalties, breakage fees or similar fees, costs or expenses incurred by the Company or any member of the RemainCo Group related to or arising under any Shared Contracts and any contracts assigned to SpinCo under which SpinCo will be providing services pursuant to the Transition Services Agreement (but excluding any such amount expressly taken into account in the calculation of Closing Net Debt Amount or that expressly are RemainCo Liabilities pursuant to this Agreement) in connection with the transactions contemplated by this Agreement; and (v) except as provided in Section 5.1, any and all Liabilities of the RemainCo Indemnified Parties relating to, arising out of or resulting from SpinCo’s or any SpinCo Subsidiary’s and, prior to the Effective Time, the Company’s or any RemainCo Subsidiary’s breach of this Agreement or any other Transaction Document in accordance with the provisions of such applicable agreement, in each case excluding any Liabilities that are expressly RemainCo Liabilities pursuant to this Agreement.

5.3 General Indemnification by the Company. Except as provided in Section 5.4, to the fullest extent permitted by Law, from and after the Time of Distribution, the Company shall and shall cause the other members of the RemainCo Group to, indemnify, defend and hold harmless SpinCo, each other member of the SpinCo Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “SpinCo Indemnified Parties”), from and against any and all Liabilities of the SpinCo Indemnified

Parties relating to, arising out of or resulting from, directly or indirectly any of the following items (without duplication) (i) any RemainCo Liability, (ii) except to the extent it related to a SpinCo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support contract for the benefit of any member of the RemainCo Group by any member of the SpinCo Group that survived following the Time of Distribution, (iii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by Parent for inclusion in the Form 10, related information statement or other filings with the SEC or FCC in connection with the transactions contemplated by this Agreement, the Merger Agreement or Transaction Documents and (iv) except as provided in Section 5.1, any and all Liabilities of the SpinCo Indemnified Parties relating to, arising out of or resulting from the Company’s breach of this Agreement or any other Transaction Document after the Effective Time in accordance with the provisions of such applicable agreement, in each case excluding any Liabilities that are expressly SpinCo Liabilities pursuant to this Agreement.

5.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Liability subject to indemnification or contribution pursuant to this Article V will be net of recoverable Insurance Proceeds actually received by an Indemnified Party. Accordingly, the amount which any party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification under this Article V (an “Indemnified Party”) will be reduced by any Insurance Proceeds that are actually received by or on behalf of the Indemnified Party in respect of the related Liability, as applicable. If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds, then the Indemnified Party will pay to the Indemnifying Party an amount equal to such Insurance Proceeds but not exceeding the amount of the Indemnity Payment paid by the Indemnifying Party in respect of such Liability.

(b) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, or have any subrogation rights with respect thereto. The Indemnified Party shall use its commercially reasonable efforts to seek to collect or recover any third-party Insurance Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums) to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided, that the Indemnified Party’s inability to collect or recover any such Insurance Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

5.5 Procedures for Indemnification of Third Party Claims.

(a) If an Indemnified Party receives written notice that a Person (including any Governmental Authority) that is not a member of the RemainCo Group or the SpinCo Group has asserted any claim or commenced any Action (collectively, a “Third Party Claim”) that may implicate an Indemnifying Party’s obligation to indemnify pursuant to Section 5.2 or Section 5.3, or any other Section of this Agreement or any other Transaction Document, the Indemnified Party shall provide the Indemnifying Party written notice thereof as promptly as practicable (and no later than twenty (20) days or sooner, if the nature of the Third Party Claim so requires) after becoming aware of the Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 5.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 5.5(a).

(b) Subject to this Section 5.5(b) and Section 5.5(c), an Indemnifying Party may elect to control the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim; provided that, prior to the Indemnifying Party assuming control of such defense it shall first (x) verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that (without regard to any dollar limitations otherwise set forth herein) it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (y) enter into an agreement with the Indemnified Party in form and substance satisfactory to the Indemnified Party that unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder. Within thirty (30) days after the receipt of notice from an Indemnified Party in accordance with Section 5.5(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending the Third Party Claim and shall specify any reservations or exceptions to its defense. After receiving notice of an Indemnifying Party’s election to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, an Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the Indemnifying Party shall be responsible for the fees and expenses of its counsel and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party, subject to the limitations set forth in this Agreement (including Article IV hereof). If an Indemnifying Party has elected to assume the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(c) Notwithstanding Section 5.5(b), if any Indemnified Party shall in good faith determine that (i) the Proceeding is criminal in nature, (ii) such Third Party Claim could reasonably have an adverse effect (reputational, economic or otherwise) that is material on the Indemnified Party and/or such Indemnified Party’s Group, or otherwise materially impair any business relations of the Indemnified Party and/or such Indemnified Party’s Group, or (iii) there is an actual conflict of interest if counsel for the Indemnifying Party represented both the Indemnified Party and Indemnifying Party, then the Indemnified Party shall have the right to employ separate counsel and to control the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one (1) separate counsel for all Indemnified Parties.

(d) If an Indemnifying Party cannot or elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnified Party of its election within thirty (30) days after the receipt of notice from an Indemnified Party as provided in Section 5.5(b), the Indemnified Party may defend the Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party, subject to the limitations set forth in this Agreement (including Article IV hereof).

(e) Without the prior written consent of any Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnified Party may settle or compromise, or seek to settle or compromise, any Third Party Claim. Without the prior written consent of any Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement of any pending or threatened Third Party Claim for which the Indemnified Party is seeking or may seek indemnity pursuant to this Section 5.5 unless such judgment or settlement is solely for monetary damages, does not impose any expense or obligation on the Indemnified Party, does not involve any finding or determination of wrongdoing or violation of law by the Indemnified Party and provides for a full, unconditional and irrevocable release of that Indemnified Party from all liability in connection with the Third Party Claim.

5.6 Additional Matters.

(a) Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article V shall be paid by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party describing such claim in reasonable detail and including copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Documents without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c) If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) In an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant if they conclude that substitution is desirable and practical. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 5.7(d), and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

(e) For all Tax purposes, the Company and SpinCo agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Time of Distribution) as either a contribution by the Company to SpinCo or an assumption by SpinCo of a RemainCo Liability, as the case may be, occurring immediately prior to the Time of Distribution, and (ii) any payment of interest as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.7 Remedies Cumulative; Limitations of Liability. The rights provided in this Article V shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party. Notwithstanding the foregoing, neither SpinCo or its Affiliates, on the one hand, nor the Company or its Affiliates, on the other hand, shall be liable to the other for any special, indirect, punitive, exemplary, remote, speculative, consequential or similar damages in excess of compensatory damages of the other arising in connection with the Transactions (provided, that any such liability with respect to a Third Party Claim shall be considered direct damages).

5.8 Survival of Indemnities. The rights and obligations of each of the Company and SpinCo and their respective Indemnified Parties under this Article V shall survive the Distribution, the Effective Time and the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities, including the Merger and the transactions contemplated thereby.

ARTICLE VI

OTHER AGREEMENTS

6.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) reasonable best efforts, prior to, on and after the Distribution Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement, including the Transactions, and the other Transaction Documents. In furtherance of such efforts, prior to the Time of Distribution, the Company may adjust or modify the Plan of Separation from time to time as it determines is advisable to effect the Separation, provided that no such adjustment or modification that would adversely affect the RemainCo Group shall be implemented without Parent’s prior written consent (which consent shall not be unreasonably, withheld, conditioned or delayed).

(b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall, subject to Section 2.6(a), cooperate with the other parties, and without any further consideration, but at the expense of the requesting party from and after the Time of Distribution, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain or make any Approvals or Notifications from or with any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transfers of the Assets and the assignment and assumption of the Liabilities and the other transactions contemplated hereby and thereby, including the Transactions. Without limiting the foregoing, each party will, at the reasonable request, cost and expense of any other party, take such other actions as may be reasonably necessary to vest in such other party good and marketable title to the Assets allocated to such party under this Agreement or any of the other Transaction Documents, free and clear of any Security Interest except as contemplated by any Transaction Document or, solely in the case of SpinCo Assets, as contemplated by any of the SpinCo Financing Commitment Letter.

(c) At or prior to the Time of Distribution, the Company and SpinCo in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by SpinCo or any other Subsidiary of the Company or SpinCo, as the case may be, to effectuate the transactions contemplated by this Agreement, including the Transactions.

6.2 Confidentiality.

(a) From and after the Time of Distribution, subject to Section 6.2(c) and except as contemplated by or otherwise provided in this Agreement or any other Transaction Document, the Company shall not, and shall cause its Affiliates and officers, directors, employees, and other agents and representatives, including attorneys, agents, customers, suppliers, contractors, consultants and other representatives of any Person providing financing (collectively, “Representatives”), not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to any member of the RemainCo Group, any SpinCo Confidential Information. If any disclosures are made to any member of the RemainCo Group in connection with any services provided to a member of the SpinCo Group under this Agreement or any other Transaction Document, then the SpinCo Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. The Company shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the SpinCo Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(a), any Information, material or documents relating to the SpinCo Business currently or formerly conducted, or proposed to be conducted, by any member of the SpinCo Group furnished to, or in possession of, any member of the RemainCo Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by the Company or its officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is referred to herein as “SpinCo Confidential Information.” SpinCo Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the RemainCo Group not otherwise permissible hereunder, (ii) the Company can demonstrate became available to the Company after the Time of Distribution from a source other than the Company, SpinCo or their Affiliates or (iii) is developed independently by the Company without reference to the SpinCo Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by the Company to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, SpinCo or any member of the SpinCo Group with respect to such information.

(b) From and after the Time of Distribution, subject to Section 6.2(c) and except as contemplated by this Agreement or any other Transaction Document, SpinCo shall not, and shall cause its Affiliates and their respective Representatives, not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than Representatives of such party or of its Affiliates who reasonably need to know such information in providing services to SpinCo or any member of the SpinCo Group, any RemainCo Confidential Information. If any disclosures are made to any member of the SpinCo Group in connection with any services provided to a member of the SpinCo Group under this Agreement or any other Transaction Document, then the RemainCo Confidential Information so disclosed shall be used only as required in connection with the receipt of such services. The SpinCo Group shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the RemainCo Confidential Information by any of their Representatives as they use for their own confidential information of a like nature, but in no event less than a reasonable standard of care. For purposes of this Section 6.2(b), any Information, material or documents relating to the businesses currently or formerly conducted, or proposed to be conducted, by the Company or any of its Affiliates (other than any member of the SpinCo Group) furnished to, or in possession of, any member of the SpinCo Group, irrespective of the form of communication, and all notes, analyses, compilations, forecasts, data, translations, studies, memoranda or other documents prepared by SpinCo, any member of the SpinCo Group or their respective officers, directors and Affiliates, that contain or otherwise reflect such information, material or documents is hereinafter referred to as “RemainCo Confidential Information.” RemainCo Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is or becomes generally available to the public, other than as a result of a disclosure by any member of the SpinCo Group not otherwise permissible hereunder, (ii) SpinCo can demonstrate became available to SpinCo after the Time of Distribution from a source other than SpinCo, the Company or their respective Affiliates or (iii) is developed independently by such member of the SpinCo Group without reference to the RemainCo Confidential Information; provided, however, that, in the case of clause (ii), the source of such information was not known by SpinCo to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or its Affiliates with respect to such information.

(c) If the Company or its Affiliates, on the one hand, or SpinCo or its Affiliates, on the other hand, are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any SpinCo Confidential Information or RemainCo Confidential Information, as applicable, the party receiving such request or demand shall use commercially reasonable efforts to provide the other party with written notice of such request or demand as promptly as practicable under the circumstances so that such other party shall have an opportunity to seek an appropriate protective order. The party receiving such request or demand agrees to take, and cause its representatives to take, at the requesting party’s expense, all other reasonable steps necessary to obtain confidential treatment by the recipient. Subject to the foregoing, the party that received such request or demand may thereafter disclose or provide any SpinCo Confidential Information or RemainCo Confidential Information, as the case may be, to the extent required by such Law (as so advised by counsel) or by lawful process; provided, however, that the party that received such request or demand shall reasonably cooperate with a party seeking to protect its Confidential Information at such party’s expense.

(d) Each of the Company and SpinCo acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third Persons that was received under confidentiality or non-disclosure agreements with such third Persons prior to the Distribution Date. Each of the Company and SpinCo agrees that it will hold, and will cause the other members of its Group and their respective Representatives to hold, in strict confidence the confidential and proprietary information of third Persons to which it or any other member of its respective Group has access, in accordance with the terms of any agreements entered into prior to the Distribution Date between or among one (1) or more members of the applicable party’s Group and such third Persons to the extent disclosed to such party.

6.3 Insurance Matters.

(a) The Company acknowledges and agrees, on its own behalf and on behalf of each of the members of the RemainCo Group, that, from and after the Time of Distribution, neither the Company nor any members the RemainCo Group shall have any rights to or under any of SpinCo’s or the SpinCo Group’s insurance policies, provided, that, in the event any insurable loss or damage to any material Company Stations’ assets occurs prior to Closing and the payment for any repair or replacement of such assets has not been made prior to Closing (such that Cash and Cash Equivalents has been reduced), SpinCo agrees that it will pay over any Insurance Proceeds actually received in connection with such loss or damage to the Company net of SpinCo’s costs and expense.

(b) At the Time of Distribution, all insurance policies (and rights and obligations thereunder) of any member of SpinCo Group or RemainCo Group, shall be retained by or transferred to a member of SpinCo Group, as applicable, other than the insurance policies acquired prior to the Time of Distribution by and in the name of the Company or its Subsidiaries pursuant to Section 6.3(c) hereof.

(c) Neither SpinCo nor any member of the SpinCo Group shall have any obligation to secure extended reporting for any claims under any of SpinCo’s or the SpinCo Group claims-made or occurrence-reported liability policies for any acts or omissions by the Company or any member of the RemainCo Group incurred prior to the Time of Distribution.

(d) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of either SpinCo or any member of the SpinCo Group in respect of any of the SpinCo insurance policies and programs or any other contract or policy of insurance.

6.4 Litigation; Cooperation.

(a) Assumed Actions.

(i) As of the Time of Distribution, SpinCo shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the SpinCo Assumed Actions and all fees and costs relating to the defense of the SpinCo Assumed Actions, including attorneys’ fees and costs incurred after the Time of Distribution. “SpinCo Assumed Actions” means all Actions in existence as of the Distribution Date in which any member of the SpinCo Group, the RemainCo Group (as such group exists as of the Time of Distribution) or any Affiliate of a member of the SpinCo Group or the RemainCo Group (as such group exists as of the Time of Distribution) is a defendant other than the RemainCo Assumed Actions.

(ii) As of the Time of Distribution, the Company shall assume and thereafter, except as provided in Article V, be responsible for the administration of all Liabilities that may result from the RemainCo Assumed Actions and all fees and costs relating to the defense of the RemainCo Assumed Actions, including attorneys’ fees and costs incurred after the Time of Distribution. “RemainCo Assumed Actions” means (i) those Actions listed on Schedule 6.4(a) and (ii) including any Actions to the extent they relate to the RemainCo Business or the RemainCo Group that arise following the date hereof and prior to the Time of Distribution.

(b) The Company agrees that at all times from and after the Time of Distribution if a Third Party Claim relating primarily to the RemainCo Business is commenced naming both the Company and SpinCo as defendants thereto, then the Company shall use its commercially reasonable efforts to cause SpinCo to be removed from such Third Party Claim to the extent the claims relate to the RemainCo Business; provided, that, if the Company is unable to cause SpinCo to be removed from such Third Party Claim, the Company and SpinCo shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(c) SpinCo agrees that at all times from and after the Time of Distribution if a Third Party Claim relating primarily to the SpinCo Business is commenced naming both the Company and SpinCo as defendants thereto, then SpinCo shall use its commercially reasonable efforts to cause the Company to be removed from such Third Party Claim to the extent the claims relate to the SpinCo Business; provided, that, if SpinCo is unable to cause the Company to be removed from such Third Party Claim, the Company and SpinCo shall cooperate and consult to the extent necessary or advisable with respect to such Third Party Claim.

(d) The Company and SpinCo agree that at all times from and after the Time of Distribution if a Third Party Claim relates both to the SpinCo Business and the RemainCo Business is commenced naming both the Company (or any member of the RemainCo Group) and SpinCo (or any member of the SpinCo Group) as defendants thereto, then the Company and SpinCo shall cooperate fully with each other, form and maintain a joint defense or common interest agreement (in a manner that would preserve for both parties and their respective Affiliates any attorney-client privilege, protection or other privilege with respect thereto) and consult each other to the extent necessary or advisable with respect to such Third Party Claim.

6.5 Tax Matters. The Company, Parent and SpinCo shall enter into the Tax Matters Agreement on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to Taxes or other Tax matters are set forth in the Tax Matters Agreement, such Taxes and other Tax matters shall be governed exclusively by the Tax Matters Agreement and not by this Agreement.

6.6 Employee Matters. The Company, Parent and SpinCo shall enter into the Employee Matters Agreement on or prior to the Distribution Date. To the extent that any representations, warranties, covenants or agreements between the parties with respect to employment matters are set forth in the Employee Matters Agreement, such employment matters shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

6.7 Merger Agreement. The Company and Parent shall enter into the Merger Agreement concurrently with the execution of this Agreement. To the extent that any representations, warranties, covenants or agreements between the parties with respect to RemainCo Assets or RemainCo Liabilities, or the Merger (as defined in the Merger Agreement) are set forth in the Merger Agreement, such matters shall be governed exclusively by the Merger Agreement and not by this Agreement.

6.8 Compliance with Legal Requirements. After the Time of Distribution, each of SpinCo and the Company covenants and agrees that it will comply in all material respects with all legal requirements and regulations applicable to it that have been enacted by a Governmental Authority as a condition to or otherwise in connection with the Distribution.

6.9 Termination of Agreements.

(a) Except as set forth in Section 6.8(b), in furtherance of the releases and other provisions of Section 5.1, effective as of the Distribution, SpinCo and each other member of the SpinCo Group, on the one hand, and the Company and each other member of the RemainCo Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”), between such parties and in effect or accrued as of the Distribution. No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b) The provisions of Section 6.8(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) the Intercompany Agreements and Intercompany Accounts set forth in Schedule 6.8(b); and (ii) this Agreement, the Merger Agreement and the other Transaction Documents (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement, the Merger Agreement or any other Transaction Document to be entered into by either Party or any other member of its Group).

6.10 Dispute Resolution. From and after the date hereof, in the event that Parent disagrees with the implementation of the Plan of Separation or any allocation of the RemainCo Assets, RemainCo Liabilities, SpinCo Assets, or SpinCo Liabilities, Parent may deliver a notice of disagreement (each, a “Dispute Notice”) to the Company and SpinCo. If Parent delivers a Dispute Notice, then the Company, SpinCo and Parent shall attempt to agree on the allocation of such Assets and Liabilities within the fifteen (15) day period following the delivery of Parent’s Dispute Notice. If the Company, SpinCo and Parent agree on the allocation within such period, then the allocation on which they so agree shall be effected pursuant to and in accordance with the terms and conditions of this Agreement. If the Company, SpinCo, and Parent do not so agree within such period, then the unresolved disagreement shall be elevated to their respective chief legal officers (or their designees) for discussion and resolution in good faith.

ARTICLE VII

MISCELLANEOUS

7.1 Corporate Power. The Company represents on behalf of itself and on behalf of other members of the RemainCo Group, and SpinCo represents on behalf of itself and on behalf of other members of the SpinCo Group, as follows:

(a) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform each of this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby, including the Transactions; and

(b) this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)).

7.2 Governing Law; Jurisdiction.

(a) This Agreement and, unless expressly provided therein, each other Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware which might compel the applications of the law of another jurisdiction.

(b) Notwithstanding anything herein to the contrary, any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, or any dispute arising out of or relating in any way to the SpinCo Financing, the SpinCo Financing Commitment Letter, the performance thereof or the transactions contemplated thereby shall be governed by, and construed in accordance with, the Laws of the State of New York.

7.3 Survival of Covenants. Except as expressly set forth in any other Transaction Document, the covenants and other agreements contained in this Agreement and each other Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive each of the Separation and the Distribution and shall remain in full force and effect.

7.4 Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any other Transaction Document, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.

A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

7.5 Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the other Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.5):

If to the Company (prior to the Merger):

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John S. Zieser

Email:

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Ave., NW

Suite 700

Washington, DC 20004

Attention: Kevin Mills and Aaron Binstock

Email:

If to Parent, the Company (after the Merger) or a member of the RemainCo Group, to:

Gray Television, Inc.

Attention: Legal Department 445 Dexter Avenue, Suite 7000

Montgomery, Alabama 36104

Email:

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

700 Sixth St. NW, Suite 700

Washington, DC 20001

Attention: William Dudzinsky

Email:

if to SpinCo:

Meredith Holdings Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John S. Zieser

Email:

with a copy (which shall not constitute notice) to: Cooley LLP

1299 Pennsylvania Ave., NW

Suite 700

Washington, DC 20004

Attention: Kevin Mills and Aaron Binstock

Email:

7.6 Termination. Notwithstanding any provision to the contrary, if the Merger Agreement has been terminated in accordance with its terms, this Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Company without the prior approval of any Person, including SpinCo. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Time of Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the parties to this Agreement.

7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Transactions, be consummated as originally contemplated to the greatest extent possible.

7.8 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement.

7.9 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either party without the prior written consent of all of the other parties hereto. Except as provided in Article V with respect to Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. In the event of a subsequent transfer or sale of the Company or the RemainCo Group or transfer or sale of all or substantially all of the assets of the Company or the RemainCo Group following Closing (or a material portion of the assets of the Company or the RemainCo Group to an Affiliate that is not wholly-owned by RemainCo), the Company agrees that (i) as a condition to such transfer or sale, it will require the transferee to agree in writing to assume all the obligations and liabilities of the Company and the RemainCo Group under this Agreement (or in the case of a sale or transfer to an Affiliate, the obligations and liabilities of the Company and the RemainCo Group corresponding to the assets transferred or sold), and (ii) in the case of such a sale or transfer to an Affiliate, such transfer or sale shall not release the Company or the RemainCo Group from any of their obligations or liabilities under this Agreement. In the event of a subsequent transfer or sale of SpinCo or the SpinCo Group or transfer or sale of all or substantially all of the assets of SpinCo or the SpinCo Group following Closing (or a material portion of the assets of the SpinCo Group to an Affiliate that is not wholly-owned by SpinCo), SpinCo agrees that (i) as a condition to such transfer or sale, it will require the transferee to agree in writing to assume all the obligations and liabilities of SpinCo and the SpinCo Group under this Agreement (or in the case of a sale or transfer to an Affiliate, the obligations and liabilities of SpinCo and the SpinCo Group corresponding to the assets transferred or sold), and (ii) in the case of such a sale or transfer to an Affiliate, such transfer or sale shall not release SpinCo or the SpinCo Group from any of their obligations or liabilities under this Agreement. Notwithstanding anything to the contrary set forth above, the SpinCo Lenders shall be a third-party beneficiary of Section 7.2(b), this Section 7.9, Section 7.10(c), Section 7.10(d), Section 7.11, and Section 7.14.

7.10 Enforcement; Exclusive Jurisdiction; Waiver of Jury Trial.

(a) The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties’ rights in this Section 7.10 are an integral part of the transactions contemplated hereby and each party hereby waives any objections to any remedy referred to in this Section 7.10.

(b) In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 7.5.

(c) Notwithstanding anything herein to the contrary, each of the parties acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any SpinCo Lender arising out of, or relating to, the transactions contemplated by this Agreement (including the SpinCo Financing) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each Party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court.

(d) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCES).

7.11 Amendment. Except as provided in Section 7.14, this Agreement may be amended or modified only by a written instrument signed by Parent, SpinCo, and the Company. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach. Notwithstanding anything set forth above, this Section 7.11, Section 7.2(b), Section 7.9, Section 7.10(c), Section 7.10(d), Section 7.11, and Section 7.14 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section, and any related definitions insofar as they affect such Sections) shall not be amended, waived or otherwise modified in a manner that is adverse to the interests of any SpinCo Lender party to the Company Commitment Letter without the prior written consent of such SpinCo Lender.

7.12 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) unless the context requires otherwise, references to “party” shall mean the Company or SpinCo, as appropriate, and references to “parties” shall mean the Company and SpinCo (except that with reference to Article VII, “parties” shall mean the Company, SpinCo and, to the extent applicable in the context, Parent, and to the extent applicable, “party” shall mean the Company or SpinCo or Parent, as applicable), (ix) provisions shall apply, when appropriate, to successive events and transactions, (x) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (xi) Parent, the Company, and SpinCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, (xiii) a reference to any Person includes such Person’s successors and permitted assigns and (xiv) references to “primarily related to” shall refer, with respect to any asset or liability of the Company or any Subsidiary, to such asset or liability’s relation to the SpinCo Business or the RemainCo Business in the ordinary course of business, disregarding the presence of such asset or liability on the consolidated financial statements or other books or records of the Company prior to the Separation.

7.13 Counterparts. This Agreement may be executed in counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (.PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

7.14 No Recourse. Notwithstanding anything herein to the contrary, except for the Company pursuant to the SpinCo Financing Commitment Letter, each of the parties hereto (each on behalf of itself, its Subsidiaries and the equityholders, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of each of them) acknowledges and agrees that it (and such other Persons) shall have no recourse against the SpinCo Lenders, and the SpinCo Lenders shall be subject to no liability or claims by the parties hereto (or such other Persons) in connection with the SpinCo Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

MEREDITH CORPORATION

By:	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Chief Financial Officer

MEREDITH HOLDINGS CORPORATION

By:	/s/ Jason Frierott
Name:	Jason Frierott
Title:	Vice President, Treasurer and Secretary

GRAY TELEVISION, INC.

By:	/s/ Hilton H. Howell, Jr.
Name:	Hilton H. Howell, Jr.
Title:	Executive Chairman and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]